Exhibit 2.8

FORM 51-102F3

MATERIAL CHANGE REPORT

ITEM 1:	NAME AND ADDRESS OF COMPANY

Aura Minerals Inc. (“Aura Minerals” or the “Company”)

Craigmuir Chambers, PO Box 71

Road Town, Tortola, VG1110

British Virgin Islands

ITEM 2:	DATE OF MATERIAL CHANGE

December 1, 2017

ITEM 3:	NEWS RELEASE

A news release (appended as Schedule A) announcing the material change was issued on December 1, 2017 through GlobeNewswire and a copy was subsequently filed on SEDAR.

ITEM 4:	SUMMARY OF MATERIAL CHANGE

The Company announced that it has agreed to sell Mineração Vale Verde Ltda, (“MVV”), which owns the Serrote da Laje Copper Gold project, for an aggregate consideration of US$40 million.

ITEM 5:	FULL DESCRIPTION OF MATERIAL CHANGE

On December 1, 2017, the Company announced that it has agreed to sell MVV, which owns the Serrote da Laje Copper Gold project, for an aggregate consideration of US$40 million (the “Transaction”). Pursuant to a purchase and sale agreement with the purchaser group of Brazil Mining B.V., Brazil Holding B.V. and ANR BR Investment B.V. (the “Purchasers”), who are being advised by Appian Capital Advisory LLP, Aura Minerals’ wholly owned subsidiaries, Clearwater Holdings Fund LLC and Aura Gold Mineração Ltda., will sell 100% of their interest in MVV to the Purchasers. The total consideration of US$40 million is made up of a cash payment of US$30 million payable on closing, as well the delivery by the Purchasers of a subordinated unsecured note (the “Note”) in the principal amount of US$10 million. The Note will reach maturity on the date that is six months following the maturity of any project financing over US$50 million (the “Project Financing”) to be put in place by the Purchasers in respect of the Serrote da Laje project, and will bear interest in accordance with its terms from and after the first interest payment date under the Project Financing. Recourse of the Company under the Note is limited to 75% of excess cash available to the entity that controls the Serrote da Laje project under from time to time, after payment of all liabilities due and payable under the Project Financing from time to time.

The Transaction is targeted to close before the end of February 2018, subject to certain closing conditions, including confirmation satisfactory to the Purchasers, acting reasonably, that there are no occupiers occupying the Serrote da Laje project, and certain other customary closing conditions.

ITEM 6:	RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

Not applicable.

ITEM 7:	OMITTED INFORMATION

Not applicable.

ITEM 8:	EXECUTIVE OFFICER

For further information, please contact Ryan Goodman, VP Legal & Business Development, at 305-239-9332.

ITEM 9:	DATE OF REPORT

December 11, 2017

Schedule A

(See attached.)

Aura Minerals to Sell Serrote for US$40 Million

ROAD TOWN, British Virgin Islands, December 1, 2017 -- Aura Minerals Inc. (“Aura Minerals” or the “Company”) (TSX:ORA) announced that it has agreed to sell Mineração Vale Verde Ltda, (“MVV”) which owns the Serrote da Laje Copper Gold project for an aggregate consideration of US$40 million.

Pursuant to a purchase and sale agreement with the purchaser group, who are being advised by Appian Capital Advisory LLP (“Appian”), Aura’s wholly owned subsidiary will sell 100% of its interest in MVV to the purchaser group.

The total consideration of US$40 million is made up of a cash payment of US$30 million payable on closing, as well the delivery by the purchasers of a subordinated unsecured note in the principal amount of US$10 million.

Rodrigo Barbosa, President and CEO of Aura Minerals commented “Serrote is a first-class project and the decision to sell our interests followed careful consideration of our options. The consideration received from the sale unlocks significant value to our shareholders and accelerates our strategy to further develop our existing assets and pursue new growth opportunities. The sale of Serrote to the purchasers is good for the city of Arapiraca and the State of Alagoas and we wish all stakeholders and the purchaser group advised by Appian continued success in the development and operation of Serrote.”

Michael Scherb, Founder and General Partner of Appian and Vincent Jacheet, Managing Partner of Appian, added “Following the detailed and professional work completed to date by Aura on the Serrote project, we look forward to working with the purchasers and local partners for the successful development of the project post-closing. We are excited to support the successful development of another project in Brazil after our previous successful experiences in the country.”

The transaction is targeted to close before the end of February 2018, subject to customary closing conditions.

BNP Paribas Securities Corp. is acting as financial advisor to Aura Minerals.

About Aura Minerals

Aura Minerals is a mid-tier gold and copper production company focused on the development and operation of gold and base metal projects in the Americas. The Company has producing assets in Brazil and Honduras and a copper mine in Mexico under care & maintenance.

About Appian Capital Advisory LLP

Appian Capital Advisory LLP is a leading investment advisor in the metals and mining industry, with worldwide experience across South America, North America and Africa and a track record of successfully supporting companies achieve their development targets.

About Serrote da Laje

Serrote da Laje is an advanced stage copper-gold development asset located in Brazil. The Serrote project is readily accessible from Maceio, the capital city of the State of Alagoas, via paved highways, located 160 kilometers from the Serrote project.

Cautionary Note

This news release contains certain “forward-looking information” and “forward-looking statements”, as defined in applicable securities laws (collectively, “forward-looking statements”). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements relate to future events or future performance and reflect the Company’s current estimates, predictions, expectations or beliefs regarding future events and include, without limitation, statements with respect to: the closing of the sale of the Serrote da Laje project and the anticipated benefits of such sale. Often, but not always, forward-looking statements may be identified by the use of words such as “expects”, “anticipates”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s ability to predict or control could cause actual results to differ materially from those contained in the forward-looking statements. Specific reference is made to the most recent Annual Information Form on file with certain Canadian provincial securities regulatory authorities for a discussion of some of the factors underlying forward-looking statements, which include, without limitation, the ability of the parties to satisfy the closing conditions to the sale of the Serrote da Laje project gold and copper or certain other commodity price volatility, changes in debt and equity markets, the uncertainties involved in interpreting geological data, increases in costs, environmental compliance and changes in environmental legislation and regulation, interest rate and exchange rate fluctuations, general economic conditions and other risks involved in the mineral exploration and development industry. Readers are cautioned that the foregoing list of factors is not exhaustive of the factors that may affect the forward-looking statements.

All forward-looking statements herein are qualified by this cautionary statement. Accordingly, readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements whether as a result of new information or future events or otherwise, except as may be required by law. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

For further information, please visit Aura Minerals’ web site at www.auraminerals.com or contact:

Aura Minerals Inc.

Email: info@auraminerals.com